Exhibit 99.1

Talmer Bancorp, Inc. reports first quarter 2016 net income of $19.7 million, representing $0.28 of earnings per diluted average common share
 Talmer Bancorp, Inc. declares cash dividend on common stock of $0.05 per share
TROY, Mich., April 27, 2016 - Talmer Bancorp, Inc. (NASDAQ: TLMR) (“Talmer”) today reported first quarter 2016 net income of $19.7 million, compared to $13.1 million for the fourth quarter of 2015 and $9.4 million for the first quarter of 2015. Earnings per diluted common share were $0.28 for the first quarter of 2016, compared to $0.19 for the fourth quarter of 2015 and $0.12 for the first quarter of 2015. Core earnings per diluted average share, a non-GAAP financial measurement, was $0.31 per diluted average common share for the first quarter of 2016, compared to $0.38 and $0.20 per diluted average common share for the fourth quarter of 2015 and the first quarter of 2015, respectively. In addition, on April 27, 2016, the Board of Directors of Talmer declared a quarterly cash dividend on its Class A common stock of $0.05 per share. The dividend will be paid on May 25, 2016, to our Class A common shareholders of record as of May 11, 2016. Please see the section entitled "Reconciliation of Non-GAAP Financial Measures", for a discussion on the limitations of our core earnings per average diluted share and a reconciliation of this non-GAAP financial measure to the most comparable GAAP measure.
Quarterly Results Summary

(Dollars in thousands, except per share data)	1st Qtr 2016	4th Qtr 2015	1st Qtr 2015
Earnings Summary
Net interest income	$56,098	$58,378	$51,032
Total provision (benefit) for loan losses	(1,111)	(4,583)	1,993
Noninterest income	13,624	23,575	21,430
Noninterest expense	48,270	68,602	56,595
Income before income taxes	22,563	17,934	13,874
Income tax provision	2,880	4,821	4,441
Net income	19,683	13,113	9,433
Per Share Data
Diluted earnings per common share	$0.28	$0.19	$0.12
Core earnings per common share (1)	0.31	0.38	0.20
Tangible book value per share (1)	10.97	10.72	10.37
Average diluted common shares (in thousands)	69,706	69,973	75,103
Performance and Capital Ratios
Return on average assets (annualized)	1.19%	0.80%	0.62%
Return on average equity (annualized)	10.69	7.25	4.97
Net interest margin (fully taxable equivalent) (2)	3.73	3.89	3.80
Core efficiency ratio (1)	59.46	59.51	68.61
Tangible average equity to tangible average assets (1)	10.88	10.79	12.31
Common equity tier 1 capital (3)	12.15	11.99	13.87
Tier 1 leverage ratio (3)	10.30	10.21	11.65
Tier 1 risk-based capital (3)	12.15	11.99	13.87
Total risk-based capital (3)	13.13	13.00	14.97
Asset Quality Ratios
Net charge-offs (recoveries) to average loans (annualized)	0.04%	(0.23)%	0.43%
Nonperforming assets as a percentage of total assets	1.18	1.30	1.55
Nonperforming loans as a percent of total loans	1.08	1.20	1.25
Allowance for loan losses as a percentage of period-end loans	1.06	1.12	1.17

(1)	Denotes a non-GAAP Financial Measure, see section entitled "Reconciliation of Non-GAAP Financial Measures."

(2)	Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

(3)	First quarter 2016 is estimated.

First Quarter 2016 Compared to Fourth Quarter 2015

•
Net income was $19.7 million, or $0.28 per diluted average common share, in the first quarter of 2016, compared to $13.1 million, or $0.19 per diluted average common share, for the fourth quarter of 2015. Core earnings per diluted average share, a non-GAAP financial measurement, was $0.31 per diluted average common share for the first quarter of 2016, compared to $0.38 for the fourth quarter of 2015. First quarter of 2016 net income was impacted by three non-core items: a $6.6 million detriment to earnings due to the change in fair value of our loan servicing rights, $2.9 million of transaction and integration related expenses and a $4.3 million benefit due to finalization of a settlement with the Internal Revenue Service discussed further below. Fourth quarter of 2015 net income was impacted by three non-core items: a $20.4 million charge resulting from the early termination of the Talmer Bank and Trust's FDIC loss share agreements and the FDIC's warrant, the $1.4 million benefit to earnings due to the change in fair value of our loan servicing rights and $328 thousand of transaction and integration costs. The net negative impact to our earnings per diluted common share for the first quarter of 2016 from these non-core items was approximately $0.03 per diluted share, compared to $0.19 per diluted common share for the fourth quarter of 2015. Please see the section entitled "Reconciliation of Non-GAAP Financial Measures", for a discussion on the limitations of our core earnings per average diluted share and a reconciliation of this non-GAAP financial measure to the most comparable GAAP measure.

•
Net loans increased during the first quarter of 2016 by $118.6 million, driven by strong growth in commercial real estate and residential real estate lending, partially offset by acquired loan run-off.

•
Total deposits increased $138.2 million, to $5.2 billion as of March 31, 2016, compared to December 31, 2015, primarily due to increases in time deposits and demand deposits, partially offset by a decline in money market and savings deposits.

•
Net interest income decreased to $56.1 million in the first quarter of 2016, compared to $58.4 million in the fourth quarter of 2015. The decline in net interest income was primarily due to a $2.0 million decrease in interest on loans due significantly to the run-off of acquired, higher-yielding loans and the impact of one less day in the quarter. Our net interest margin decreased 16 basis points to 3.73% in the first quarter of 2016, compared to 3.89% in the fourth quarter of 2015, also primarily due to the run-off of acquired, higher-yielding loans.

•
Noninterest income decreased $10.0 million to $13.6 million in the first quarter of 2016, compared to the fourth quarter of 2015. Noninterest income was impacted by a detriment to earnings of $6.6 million due to the change in the fair value of loan servicing rights, compared to a benefit to earnings of $1.4 million in the fourth quarter of 2015, which is a key component of the $7.7 million decrease in mortgage banking and other loan fees. In addition, accelerated discount on acquired loans decreased $2.5 million in the first quarter of 2016, compared to the fourth quarter of 2015.

•
Noninterest expense decreased $20.3 million, to $48.3 million in the first quarter of 2016, compared to the fourth quarter of 2015, primarily due to $20.4 million of net loss on the early termination of Talmer Bank and Trust's FDIC loss share agreements and the FDIC's warrant recognized in the fourth quarter of 2015, in addition to overall declines in core operating expenses, partially offset by an increase of $2.5 million in merger and acquisition expense. Excluding non-core expenses, noninterest expense declined by $2.5 million.

•
Total shareholder’s equity of $748.7 million as of March 31, 2016, increased $23.5 million compared to December 31, 2015. The increase is primarily the result of net income of $19.7 million in the first quarter of 2016.

•
The income tax provision for the first quarter of 2016 was $2.9 million resulting in an effective tax rate of 12.8%, which is approximately $4.6 million lower than an assumed 33% normalized tax rate. The lower effective tax rate in the first quarter of 2016, compared to previous quarters, is primarily due to the finalization of a settlement with the Internal Revenue Service regarding First Place Financial Corp.'s utilization of bad debt expense incurred prior to Talmer's acquisition of First Place Bank involving several tax years resulting in a benefit of $4.3 million. Talmer Bank and Trust, as successor to First Place Bank, was granted court approval to act as substitute agent for First Place Financial Corp. for the purpose of amending various returns, which ultimately impact the tax filings of Talmer Bank and Trust.

Income Statement
Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2016 was $56.1 million, compared to $58.4 million in the prior quarter. Our net interest margin was 3.73% in the first quarter of 2016, a decline of 16 basis points from 3.89% in the fourth quarter of 2015. The decreases in net interest income and net interest margin in the first quarter were due significantly to the run-off of acquired, higher-yielding loans. The decrease in net interest income was also impacted by one less day in the quarter.

Our net interest margin benefits from discount accretion on our purchased credit impaired loan portfolio, a component of the accretable yield. The accretable yield for purchased credit impaired loans includes both the expected coupon of the loan and the discount accretion, and is recognized as interest income over the expected remaining life of the loans. For the first quarter of 2016 and the fourth quarter of 2015, the yield on loans was 4.66% and 4.83%, respectively, while the yield generated using only the expected coupon would have been 4.06% and 4.17%, respectively. The difference between the actual yield earned on total loans and the yield generated based on the contractual coupon (not including any interest income for loans in nonaccrual status) represents excess accretable yield. The excess accretable yield benefited net interest margin by 48 basis points in the first quarter of 2016 compared to 52 basis points in the fourth quarter of 2015. Therefore, excluding the benefit of excess accretable yield, our net interest margin in the first quarter of 2016 was 3.25% compared to 3.37% in the fourth quarter of 2015.
Noninterest Income
Noninterest income decreased $10.0 million to $13.6 million in the first quarter of 2016, compared to the fourth quarter of 2015. The most significant contributor to this decline was a decrease in mortgage banking and other loan fees of $7.7 million. The decrease in mortgage banking and other loan fees was impacted by a detriment to earnings of $6.6 million due to the change in the fair value of loan servicing rights compared to a benefit of $1.4 million in the fourth quarter of 2015. The change in the fair value of loan servicing rights in the first quarter of 2016 was due mainly to downward movements in market interest rates during the period compared to the rising rate environment in the fourth quarter of 2015. First quarter of 2016 noninterest income was also impacted by a decrease in accelerated discount on acquired loans. Accelerated discount on acquired loans results from the accelerated recognition of a portion of the loan discount that would have been recognized over the expected life of the loan and occurs when a loan is paid in full or otherwise settled.
As we have noted in prior quarters, we have chosen not to hedge our loan servicing rights, though we may choose to do so in future periods. Since our loan servicing rights are accounted for under the fair value measurement method, decreases in interest rates generally result in a detriment to earnings due to an anticipated increase in prepayments speeds, whereas increases in interest rates generally result in a benefit to earnings due to the opposite effect. The cumulative acquisition-to-date detriment to pre-tax earnings due to the changes in fair value has been $6.0 million since the majority of our servicing rights were acquired on January 1, 2013.
Noninterest Expense
Noninterest expense in the first quarter of 2016 decreased $20.3 million, to $48.3 million, compared to the fourth quarter of 2015. The decrease in noninterest expense is primarily due to the $20.4 million net loss on the early termination of Talmer Bank and Trust's FDIC loss share agreements and the FDIC's warrant recognized in the fourth quarter of 2015, in addition to other declines in core operating expenses, partially offset by an increase of $2.5 million in merger and acquisition expense.
The efficiency ratio is a measure of noninterest expense as a percentage of net interest income and noninterest income. Our efficiency ratio was 69.23% in the first quarter of 2016, compared to 83.71% in the fourth quarter of 2015. Our core efficiency ratio was 59.46% and 59.51%, for the first quarter of 2016 and fourth quarter of 2015, respectively. The core efficiency ratio begins with the efficiency ratio and then excludes certain items deemed by management to not be related to regular operations. The core efficiency ratio for the first quarter of 2016 excludes the detriment received from the fair value adjustment to our loan servicing rights of $6.6 million and transaction and integration related costs of $2.9 million. The core efficiency ratio for the fourth quarter of 2015 excludes the $20.4 million charge we took to terminate Talmer Bank and Trust's FDIC loss share agreements and the FDIC's warrant, the benefit received from the fair value adjustment to our loan servicing rights of $1.4 million and transaction and integration related costs of $328 thousand.
Credit Quality
The first quarter of 2016 resulted in a benefit for loan losses of $1.1 million, compared to a benefit for loan losses of $4.6 million in the fourth quarter of 2015. The decrease in the benefit for loan losses was primarily due to a decrease in net credit recoveries on loans. At March 31, 2016, the allowance for loan losses was $52.4 million, or 1.06% of total loans, compared to $54.0 million, or 1.12% of total loans, at December 31, 2015. The decrease in both the allowance for loan losses and the allowance as a percentage of total loans for the quarter was primarily due to credit recoveries on acquired loans that were paid off, payments received on loans previously carrying an allowance for loan loss, continued reductions in the percentage of nonperforming loans to total loans, and to a lesser extent, increases in collateral and cash flow expectations on loans individually evaluated for impairment.

During the first quarter of 2016, we completed re-estimations of cash flow expectations for purchased credit impaired loans acquired in each of our acquisitions. For the re-estimations, changes in cash flow expectations on loans resulted in net relief of loan loss provisions of $963 thousand. The re-estimations also resulted in a $15.7 million improvement in the gross cash flow expectations for purchased credit impaired loans, which will be recognized prospectively as an increase in the accretable yield.
All of our acquired loan portfolios are continuing to perform significantly better than initially anticipated.
Balance Sheet and Capital Management
Total assets increased $117.8 million to $6.7 billion at March 31, 2016 compared to $6.6 billion at December 31, 2015. The primary drivers of the increase in assets in the quarter ended March 31, 2016 were increases in net total loans of $118.6 million and securities available-for-sale of $55.8 million, partially offset by decreases in loans held for sale of $33.2 million and cash and cash equivalents of $23.5 million.
Net total loans at March 31, 2016 increased $118.6 million to $4.9 billion, compared to December 31, 2015. Loan growth was primarily driven by growth in commercial real estate and residential real estate lending. We continue to be focused on sourcing quality loan growth to overcome the run-off of higher-yielding acquired loans. Acquired loans totaled $1.3 billion, or 27.0% of total loans, $1.4 billion, or 29.7% of total loans, and $1.8 billion, or 40.9% of total loans at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Acquired loans are reported on the balance sheet at the contractual balance, net of remaining discount resulting from acquisition accounting and charge-offs taken since acquisition.
Total liabilities were $6.0 billion at March 31, 2016, compared to $5.9 billion at December 31, 2015. The $94.3 million increase in liabilities in the quarter ended March 31, 2016 was primarily due to an increase in total deposits of $138.2 million, partially offset by a decrease in long-term debt of $64.6 million. The increase in total deposits was due to increases in time deposits of $109.2 million and demand deposits of $76.1 million, partially offset by declines in money market and savings deposits of $40.4 million and other brokered funds of $6.7 million.
Total shareholders’ equity of $748.7 million as of March 31, 2016 increased $23.5 million compared to December 31, 2015. The increase is primarily the result of our net income of $19.7 million. Our Tier 1 leverage ratio was estimated to be 10.30% at March 31, 2016, compared to 10.21% at December 31, 2015.
Pending Merger
On January 26, 2016, the boards of directors of Chemical Financial Corporation (Nasdaq: CHFC), the holding company for Chemical Bank, and Talmer announced the execution of a definitive agreement for Chemical Financial Corporation to partner with Talmer in a cash and common stock merger transaction. The completion of the merger is subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, including approval of both Chemical Financial Corporation and Talmer shareholders.
Due to the pending merger and Chemical Financial Corporation's filed registration statement on Form S-4 with the Securities and Exchange Commission, Talmer will not be holding a conference webcast to review the first quarter 2016 financial results.
About Talmer Bancorp, Inc.
Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust. Talmer Bank and Trust operates branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland and Nevada and offers a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Talmer Bancorp Inc.’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements
Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements, include, among others, statements regarding the proposed merger with Chemical Financial Corporation and statements regarding our continued focus on sourcing quality loan growth to overcome the run-off of higher-yielding acquired loans. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to risks, uncertainties and other factors, such as the inability to complete the merger transaction with Chemical Financial Corporation due to the failure to satisfy each party’s respective conditions to completion, including the receipt of required regulatory approvals and receipt of required shareholder approvals, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Chemical Financial Corporation, a downturn in the economy, unanticipated losses related to the integration of, and accounting for, our acquisition transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes, and excessive loan losses, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in our Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date on which it is made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Media Contact:                    Investor Relations Contact:
Shellie Maitre                    Bradley Adams
(248) 498-2858                    (248) 498-2862

Talmer Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Cash and due from banks	$88,727	$74,734	$77,957
Interest-bearing deposits with other banks	146,406	137,589	303,926
Federal funds sold and other short-term investments	128,682	175,000	104,000
Total cash and cash equivalents	363,815	387,323	485,883
Securities available-for-sale	946,543	890,770	730,393
Federal Home Loan Bank stock	29,621	29,621	20,744
Loans held for sale, at fair value	25,040	58,223	66,556
Loans:
Commercial real estate	1,616,801	1,568,097	1,572,038
Residential real estate (includes $24.4 million, $22.2 million, and $21.7 million, respectively, measured at fair value) (1)	1,604,940	1,547,799	1,577,454
Commercial and industrial	1,279,402	1,257,406	977,687
Real estate construction (includes $0, $0, and $431 thousand, respectively, measured at fair value) (1)	235,007	241,603	149,148
Consumer	187,586	191,795	196,659
Total loans	4,923,736	4,806,700	4,472,986
Less: Allowance for loan losses	(52,378)	(53,953)	(52,465)
Net total loans	4,871,358	4,752,747	4,420,521
Premises and equipment	42,446	43,570	48,150
Other real estate owned and repossessed assets	26,536	28,259	42,921
Loan servicing rights	51,348	58,113	54,409
Core deposit intangible	12,196	12,808	14,796
Goodwill	3,524	3,524	3,524
Company-owned life insurance	108,958	107,065	103,924
Income tax benefit	173,596	177,183	182,554
FDIC indemnification asset	—	—	50,702
FDIC receivable	—	—	7,839
Other assets	58,708	46,684	47,273
Total assets	$6,713,689	$6,595,890	$6,280,189
Liabilities
Deposits:
Noninterest-bearing demand deposits	$1,040,950	$1,011,414	$964,163
Interest-bearing demand deposits	896,179	849,599	784,001
Money market and savings deposits	1,274,534	1,314,909	1,257,919
Time deposits	1,719,111	1,609,895	1,312,992
Other brokered funds	222,024	228,764	459,499
Total deposits	5,152,798	5,014,581	4,778,574
Short-term borrowings	334,480	348,998	216,747
Long-term debt	399,476	464,057	462,493
FDIC clawback liability	—	—	27,881
FDIC warrants payable	—	—	4,472
Other liabilities	78,265	43,039	36,173
Total liabilities	5,965,019	5,870,675	5,526,340
Shareholders’ equity
Preferred stock - $1.00 par value
Authorized - 20,000,000 shares at 3/31/2016, 12/31/2015, and 3/31/2015
Issued and outstanding - 0 shares at 3/31/2016, 12/31/2015, and 3/31/2015	—	—	—
Common stock:
Class A Voting Common Stock - $1.00 par value
Authorized - 198,000,000 shares at 3/31/2016, 12/31/2015, and 3/31/2015
Issued and outstanding - 66,844,244 shares at 3/31/2016, 66,114,798 shares at 12/31/2015, and 70,938,113 shares at 3/31/2015	66,844	66,115	70,938
Class B Non-Voting Common Stock - $1.00 par value
Authorized - 2,000,000 shares at 3/31/2016, 12/31/2015, and 3/31/2015
Issued and outstanding - 0 shares at 3/31/2016, 12/31/2015, and 3/31/2015	—	—	—
Additional paid-in-capital	319,207	316,571	385,755
Retained earnings	355,493	339,130	290,516
Accumulated other comprehensive income, net of tax	7,126	3,399	6,640
Total shareholders’ equity	748,670	725,215	753,849
Total liabilities and shareholders’ equity	$6,713,689	$6,595,890	$6,280,189

(1)  Amounts represent loans for which Talmer has elected the fair value option.

Talmer Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2016	2015
Interest income
Interest and fees on loans	$56,360	$59,938
Interest on investments
Taxable	3,240	2,323
Tax-exempt	1,991	1,615
Total interest on securities	5,231	3,938
Interest on interest-earning cash balances	184	86
Interest on federal funds and other short-term investments	468	165
Dividends on FHLB stock	312	245
FDIC indemnification asset	—	(9,250)
Total interest income	62,555	55,122
Interest Expense
Interest-bearing demand deposits	401	290
Money market and savings deposits	667	471
Time deposits	3,114	1,827
Other brokered funds	618	623
Interest on short-term borrowings	657	79
Interest on long-term debt	1,000	800
Total interest expense	6,457	4,090
Net interest income	56,098	51,032
Provision (benefit) for loan losses	(1,111)	1,993
Net interest income after provision for loan losses	57,209	49,039
Noninterest income
Deposit fee income	2,397	2,320
Mortgage banking and other loan fees	(3,880)	(1,261)
Net gain on sales of loans	5,238	8,618
Accelerated discount on acquired loans	5,052	8,198
Net gain (loss) on sales of securities	333	(107)
Company-owned life insurance	750	740
FDIC loss share income	—	(1,068)
Other income	3,734	3,990
Total noninterest income	13,624	21,430
Noninterest expense
Salary and employee benefits	25,813	29,212
Occupancy and equipment expense	6,007	7,666
Data processing fees	1,743	1,854
Professional service fees	3,290	3,543
Merger and acquisition expense	2,874	1,412
Marketing expense	1,529	1,095
Other employee expense	808	934
Insurance expense	1,550	1,530
FDIC loss share expense	—	949
Other expense	4,656	8,400
Total noninterest expense	48,270	56,595
Income before income taxes	22,563	13,874
Income tax provision	2,880	4,441
Net income	$19,683	$9,433
Earnings per common share:
Basic	$0.30	$0.13
Diluted	$0.28	$0.12
Average common shares outstanding - basic	65,636	70,216
Average common shares outstanding - diluted	69,706	75,103
Total comprehensive income	$23,410	$12,223

Talmer Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	2016	2015
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Interest income
Interest and fees on loans	$56,360	$58,400	$60,078	$58,319	$59,938
Interest on investments
Taxable	3,240	3,234	2,731	2,375	2,323
Tax-exempt	1,991	1,933	1,873	1,658	1,615
Total interest on securities	5,231	5,167	4,604	4,033	3,938
Interest on interest-earning cash balances	184	77	107	117	86
Interest on federal funds and other short-term investments	468	383	342	269	165
Dividends on FHLB stock	312	275	285	224	245
FDIC indemnification asset	—	—	(4,366)	(8,548)	(9,250)
Total interest income	62,555	64,302	61,050	54,414	55,122
Interest Expense
Interest-bearing demand deposits	401	395	401	382	290
Money market and savings deposits	667	732	620	562	471
Time deposits	3,114	2,891	2,582	2,131	1,827
Other brokered funds	618	483	541	607	623
Interest on short-term borrowings	657	329	350	209	79
Interest on long-term debt	1,000	1,094	909	914	800
Total interest expense	6,457	5,924	5,403	4,805	4,090
Net interest income	56,098	58,378	55,647	49,609	51,032
Provision (benefit) for loan losses	(1,111)	(4,583)	700	(7,313)	1,993
Net interest income after provision for loan losses	57,209	62,961	54,947	56,922	49,039
Noninterest income
Deposit fee income	2,397	2,513	2,494	2,561	2,320
Mortgage banking and other loan fees	(3,880)	3,853	(1,721)	4,698	(1,261)
Net gain on sales of loans	5,238	5,404	6,815	8,748	8,618
Accelerated discount on acquired loans	5,052	7,556	9,491	7,444	8,198
Net gain (loss) on sales of securities	333	(2)	202	6	(107)
Company-owned life insurance	750	779	740	856	740
FDIC loss share income	—	—	(2,696)	(5,928)	(1,068)
Other income	3,734	3,472	4,017	3,713	3,990
Total noninterest income	13,624	23,575	19,342	22,098	21,430
Noninterest expense
Salary and employee benefits	25,813	27,535	27,665	28,685	29,212
Occupancy and equipment expense	6,007	5,993	6,472	8,415	7,666
Data processing fees	1,743	1,603	1,356	1,805	1,854
Professional service fees	3,290	2,771	3,197	3,275	3,543
Merger and acquisition expense	2,874	328	113	419	1,412
Marketing expense	1,529	1,224	1,748	1,483	1,095
Other employee expense	808	943	722	826	934
Insurance expense	1,550	1,571	1,305	1,527	1,530
Net loss on early termination of FDIC loss share agreements and warrant	—	20,364	—	—	—
FDIC loss share expense	—	—	292	133	949
Other expense	4,656	6,270	4,959	6,725	8,400
Total noninterest expense	48,270	68,602	47,829	53,293	56,595
Income before income taxes	22,563	17,934	26,460	25,727	13,874
Income tax provision	2,880	4,821	6,425	8,179	4,441
Net income	$19,683	$13,113	$20,035	$17,548	$9,433
Earnings per common share:
Basic	$0.30	$0.20	$0.29	$0.25	$0.13
Diluted	$0.28	$0.19	$0.27	$0.23	$0.12
Average common shares outstanding - basic	65,636	65,388	68,731	70,301	70,216
Average common shares outstanding - diluted	69,706	69,973	73,222	74,900	75,103
Total comprehensive income	$23,410	$10,710	$23,601	$13,144	$12,223

Talmer Bancorp, Inc.
Loan and Deposit Data
(Unaudited)

(Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Loans
Commercial real estate
Non-owner occupied	$1,056,937	$1,039,305	$1,029,412	$1,010,063	$1,016,704
Owner-occupied	534,903	503,814	504,278	499,541	522,033
Farmland	24,961	24,978	27,839	30,077	33,301
Total commercial real estate	1,616,801	1,568,097	1,561,529	1,539,681	1,572,038
Residential real estate	1,604,940	1,547,799	1,542,661	1,531,049	1,577,454
Commercial and industrial	1,279,402	1,257,406	1,210,613	1,091,147	977,687
Real estate construction	235,007	241,603	222,184	182,618	149,148
Consumer	187,586	191,795	164,601	180,478	196,659
Total loans	$4,923,736	$4,806,700	$4,701,588	$4,524,973	$4,472,986

Deposits
Noninterest-bearing demand deposits	$1,040,950	$1,011,414	$1,050,375	$1,002,053	$964,163
Interest-bearing demand deposits	896,179	849,599	813,609	821,557	784,001
Money market and savings deposits	1,274,534	1,314,909	1,314,798	1,276,726	1,257,919
Time deposits	1,719,111	1,609,895	1,611,315	1,427,126	1,312,992
Other brokered funds	222,024	228,764	335,354	380,611	459,499
Total deposits	$5,152,798	$5,014,581	$5,125,451	$4,908,073	$4,778,574

Talmer Bancorp, Inc.
Impaired Assets
(Unaudited)

	2016	2015
(Dollars in thousands)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Nonperforming troubled debt restructurings
Commercial real estate	$5,763	$7,485	$9,109	$19,369	$17,648
Residential real estate	4,548	5,485	6,218	5,970	6,041
Commercial and industrial	3,900	1,167	1,750	2,066	1,519
Real estate construction	175	187	345	538	414
Consumer	103	127	117	111	117
Total nonperforming troubled debt restructurings	14,489	14,451	17,539	28,054	25,739
Nonaccrual loans other than nonperforming troubled debt restructurings
Commercial real estate	9,499	9,313	12,611	11,326	12,300
Residential real estate	12,391	12,905	13,354	16,234	14,124
Commercial and industrial	16,606	20,501	9,869	3,422	3,125
Real estate construction	57	226	224	265	451
Consumer	57	79	149	217	254
Total nonaccrual loans other than nonperforming troubled debt restructurings	38,610	43,024	36,207	31,464	30,254
Total nonaccrual loans	53,099	57,475	53,746	59,518	55,993
Other real estate owned and repossessed assets (1)	26,434	28,157	32,950	45,873	41,470
Total nonperforming assets	79,533	85,632	86,696	105,391	97,463
Performing troubled debt restructurings
Commercial real estate	16,350	15,340	15,682	6,796	11,548
Residential real estate	7,240	5,749	5,587	5,976	4,944
Commercial and industrial	3,777	3,438	3,637	3,166	3,164
Real estate construction	420	420	495	431	345
Consumer	250	242	235	240	220
Total performing troubled debt restructurings	28,037	25,189	25,636	16,609	20,221
Total impaired assets	$107,570	$110,821	$112,332	$122,000	$117,684
Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$384	$297	$196	$340	$72
(1) Excludes closed branches and operating facilities.

Talmer Bancorp, Inc.
Analysis of Allowance for Loan Losses
(Unaudited)

	2016	2015
(Dollars in thousands)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance at beginning of period	$53,953	$55,837	$52,906	$52,465	$55,172
Loan charge-offs:
Commercial real estate	(2,174)	(3,581)	(1,725)	(3,706)	(5,429)
Residential real estate	(1,290)	(2,153)	(1,054)	(1,233)	(2,461)
Commercial and industrial	(978)	(2,689)	(767)	(2,009)	(2,084)
Real estate construction	(100)	(197)	(60)	(726)	(543)
Consumer	(510)	(552)	(631)	(263)	(481)
Total loan charge-offs	(5,052)	(9,172)	(4,237)	(7,937)	(10,998)
Recoveries of loans previously charged-off:
Commercial real estate	1,390	6,873	2,523	10,102	4,243
Residential real estate	2,244	977	1,986	1,259	635
Commercial and industrial	603	3,931	1,333	3,964	747
Real estate construction	267	23	403	254	535
Consumer	84	67	223	112	138
Total loan recoveries	4,588	11,871	6,468	15,691	6,298
Net (charge-offs) recoveries	(464)	2,699	2,231	7,754	(4,700)
Provision (benefit) for loan losses	(1,111)	(4,583)	700	(7,313)	1,993
Balance at end of period	52,378	53,953	55,837	52,906	52,465

Talmer Bancorp, Inc.
Net Interest Income and Net Interest Margin
(Unaudited)

	For the three months ended
	March 31, 2016			December 31, 2015			March 31, 2015
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$143,092	$184	0.52%	$113,284	$77	0.27%	$156,828	$86	0.22%
Federal funds sold and other short-term investments	186,516	468	1.01	187,283	383	0.81	97,419	165	0.69
Investment securities (3):
Taxable	606,907	3,240	2.15	603,922	3,234	2.12	494,079	2,323	1.91
Tax-exempt	283,325	1,991	3.71	282,258	1,933	3.57	236,469	1,615	3.69
Federal Home Loan Bank stock	29,621	312	4.24	25,796	275	4.23	20,681	245	4.81
Gross loans (4)	4,864,600	56,360	4.66	4,800,952	58,400	4.83	4,430,342	59,938	5.49
FDIC indemnification asset	—	—	—	—	—	—	62,485	(9,250)	(60.03)
Total earning assets	6,114,061	62,555	4.16%	6,013,495	64,302	4.28%	5,498,303	55,122	4.11%
Non-earning assets:
Cash and due from banks	87,674			89,269			91,194
Allowance for loan losses	(54,878)			(54,211)			(53,268)
Premises and equipment	43,262			44,017			48,376
Core deposit intangible	12,519			13,129			14,201
Goodwill	3,524			3,524			2,075
Other real estate owned and repossessed assets	27,268			31,813			48,562
Loan servicing rights	56,202			56,633			60,185
FDIC receivable	—			30,369			5,473
Company-owned life insurance	107,627			106,438			100,923
Other non-earning assets	242,344			231,797			234,697
Total assets	$6,639,603			$6,566,273			$6,050,721
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$854,954	$401	0.19%	$836,466	$395	0.19%	$772,181	$290	0.15%
Money market and savings deposits	1,294,281	667	0.21	1,351,197	732	0.21	1,211,958	471	0.16
Time deposits	1,609,640	3,114	0.78	1,632,608	2,891	0.70	1,264,103	1,827	0.59
Other brokered funds	296,551	618	0.84	246,998	483	0.78	589,239	623	0.43
Short-term borrowings	345,929	657	0.76	142,894	329	0.91	49,839	79	0.65
Long-term debt	417,212	1,000	0.96	489,660	1,094	0.89	402,023	800	0.81
Total interest-bearing liabilities	4,818,567	6,457	0.54%	4,699,823	5,924	0.50%	4,289,343	4,090	0.39%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	1,026,597			1,067,500			921,359
FDIC clawback liability	—			—			27,107
Other liabilities	58,060			75,527			53,547
Shareholders' equity	736,379			723,423			759,365
Total liabilities and shareholders' equity	$6,639,603			$6,566,273			$6,050,721
Net interest income		$56,098			$58,378			$51,032
Interest spread			3.62%			3.78%			3.72%
Net interest margin as a percentage of interest-earning assets			3.69%			3.85%			3.76%
Tax equivalent effect			0.04%			0.04%			0.04%
Net interest margin as a percentage of interest-earning assets (FTE)			3.73%			3.89%			3.80%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $619 thousand, $610 thousand, and $534 thousand on tax-exempt securities for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively, using the statutory tax rate of 35%.
(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.
Reconciliation of Non-GAAP Financial Measures (1)
(Unaudited)

	2016	2015
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Tangible shareholders' equity:
Total shareholders' equity	$748,670	$725,215	$714,768	$766,406	$753,849
Less:
Core deposit intangibles	12,196	12,808	13,470	14,131	14,796
Goodwill	3,524	3,524	3,524	3,524	3,524
Tangible shareholders' equity	$732,950	$708,883	$697,774	$748,751	$735,529
Tangible book value per share:
Shares outstanding	66,844	66,115	66,128	71,129	70,938
Tangible book value per share	$10.97	$10.72	$10.55	$10.53	$10.37
Tangible average equity to tangible average assets:
Average assets	$6,639,603	$6,566,273	$6,492,209	$6,296,629	$6,050,721
Average equity	736,379	723,423	731,040	758,284	759,365
Average core deposit intangibles	12,519	13,129	13,802	14,465	14,201
Average goodwill	3,524	3,524	3,524	3,524	2,075
Tangible average equity to tangible average assets	10.88%	10.79%	11.02%	11.79%	12.31%
Core efficiency ratio:
Net interest income	$56,098	$58,378	$55,647	$49,609	$51,032
Noninterest income	13,624	23,575	19,342	22,098	21,430
Total revenue	69,722	81,953	74,989	71,707	72,462
Less:
(Expense)/benefit due to change in the fair value of loan servicing rights	(6,625)	1,446	(3,831)	3,146	(4,084)
FDIC loss sharing income	—	—	(2,696)	(5,928)	(1,068)
Total core revenue	76,347	80,507	81,516	74,489	77,614
Total noninterest expense	48,270	68,602	47,829	53,293	56,595
Less:
Transaction and integration related costs	2,874	328	113	419	3,347
Net loss on early termination of FDIC loss share and warrant agreements	—	20,364	—	—	—
Property efficiency review	—	—	—	1,820	—
Total core noninterest expense	$45,396	$47,910	$47,716	$51,054	$53,248
Efficiency ratio	69.23%	83.71%	63.78%	74.32%	78.10%
Core efficiency ratio	59.46	59.51	58.54	68.54	68.61
Core earnings per diluted average share:
Diluted EPS available to common shareholders	$0.28	$0.19	$0.27	$0.23	$0.12
Impact to pre-tax net income due to non-core items listed above	(9,499)	(19,246)	(6,640)	(5,021)	(8,499)
Estimated income tax impact of above non-core items	3,022	6,122	2,112	1,597	2,704
After-tax non-core item:
Benefit due to finalization of a settlement with the Internal Revenue Service	4,306	—	—	—	—
After-tax impact of non-core items	(2,171)	(13,124)	(4,528)	(3,424)	(5,795)
Portion of non-core items allocated to participating securities	(21)	(146)	(47)	(34)	(33)
Impact of non-core items applicable to common shareholders	(2,192)	(13,270)	(4,575)	(3,458)	(5,828)
Weighted average common shares outstanding - diluted	69,706	69,973	73,222	74,900	75,103
Impact to diluted EPS of non-core items	$(0.03)	$(0.19)	$(0.06)	$(0.05)	$(0.08)
Core diluted EPS applicable to common shareholders	0.31	0.38	0.33	0.28	0.20
(1) Management believes these non-GAAP financial measures provide useful information to both management and investors that is supplementary to our financial condition and results of operations in accordance with GAAP; however, we do acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.